Exhibit 10.13

THE NEWALLIANCE BANK GENERAL SEVERANCE PLAN
(Non Change of Control Plan)

ARTICLE I
ESTABLISHMENT OF THE GENERAL PLAN

NewAlliance Bank (the “Bank”) hereby establishes the NewAlliance Bank General Severance Plan (the “General Plan”).

ARTICLE II
PURPOSE OF THE GENERAL PLAN

The purpose of this Plan is provide specified benefits to certain Officers and Employees as provided herein whose employment with the Bank is terminated (the Bank is hereinafter referred to as the “Employer”). The General Plan is intended to provide severance as provided herein in those situations where the Bank’s 2004 Severance Plan (the “Change of Control Plan”), devoted exclusively to change of control situations, is not applicable.

ARTICLE III
DEFINITIONS

3.01       Annual Salary Compensation. An Officer’s or Employee’s “Annual Salary Compensation” for purposes of this Plan shall be deemed to mean the aggregate base salary earned by the Officer or the Employee from the Employer or any subsidiary thereof during the calendar year immediately preceding the calendar year in which the Date of Termination occurs; without limiting the foregoing, for purposes of this Plan, the Officer’s or the Employee’s Annual Salary Compensation does not include (i) deferred compensation earned by the Officer or the Employee in a prior year but received in the calendar year immediately preceding the calendar year in which the Date of Termination occurs, (ii) bonuses earned or paid under the Bank’s Short-Term Incentive Plan or departmental incentive plans, (iii) severance payments, (iv) welfare benefits or other fringe benefits, or (v) income related to restricted stock awards, stock options or other equity awards.

3.02       Annual Hourly Compensation. An Employee’s “Annual Hourly Compensation” for purposes of this Plan shall be deemed to mean the aggregate hourly compensation earned by the Employee from the Employer or any subsidiary thereof during the calendar year immediately preceding the calendar year in which the Date of Termination occurs; without limiting the foregoing, for purposes of this Plan, the Officer’s or the Employee’s Annual Compensation does not include (i) deferred compensation earned by the Officer or the Employee in a prior year but received in the calendar year immediately preceding the calendar year in which the Date of Termination occurs, (ii) bonuses earned or paid under the Bank’s Short-Term Incentive Plan or departmental incentive plans, (iii) severance payments, (iv) welfare benefits or other fringe benefits, or (v) income related to restricted stock awards, stock options or other equity awards.

3.03       Cause. Termination of an Officer’s or Employee’s employment for “Cause” shall mean termination because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or a repeat violation of Bank policy.

3.04       Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

3.05       Committee. “Committee” is defined pursuant to Article VII hereof.

3.06       Date of Termination. “Date of Termination” shall mean (i) if an Officer’s or an Employee’s employment is terminated for Cause, the date on which the Notice of Termination is given, and (ii) if an Officer’s or Employee’s employment is terminated for any other reason, the date specified in the Notice of Termination.

3.07       Disability. Termination by the Employer of an Officer’s or an Employee’s employment based on “Disability” shall mean termination because the Officer or Employee: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employer.

3.08       Employee. “Employee” shall mean any person, other than an Officer, employed by the Employer on a salaried basis or paid on an hourly rate basis, who is not party to a severance agreement with the Employer. A person employed by the Employer on a commission or fee basis solely or similar arrangement shall not be considered an Employee for purposes of this Plan.

3.09       IRS. “IRS” shall mean the Internal Revenue Service.

3.10       Notice of Termination. Any purported termination of an Officer’s or Employee’s employment by the Employer for any reason shall be communicated by written “Notice of Termination” to the other party hereto. For purposes of this Plan, a “Notice of Termination” shall mean a dated notice which (i) indicates the specific termination provision in this Plan relied upon, (ii) specifies a Date of Termination; and (iii) is given in the manner specified in Article VIII hereof.

3.11       Officer. “Officer” shall mean any employee of the Employer employed by the Employer on a salaried basis and having the title of Assistant Vice President or more senior title or with the title “Treasurer” or “Assistant Treasurer” who is not a party to any employment agreement. An Officer employed by the Employer on an hourly, commission or fee basis solely or similar arrangement shall not be considered an Officer for purposes of this Plan.

3.12       Retirement. “Retirement” shall mean voluntary termination by the Officer or the Employee in accordance with the Employer’s retirement policies, including early retirement, generally applicable to their salaried employees.

3.13       Severance Period. “Severance Period” shall mean the six months from the Date of Termination.

ARTICLE IV
BENEFITS

4.01       Payments and Benefits Upon Termination. If an Officer’s or Employee’s employment with the Bank or any of its subsidiaries is terminated by the Employer for other than Cause, Disability, Retirement or the Officer’s or Employee’s death, then the Employer shall:

(a)       pay to the Officer a cash severance amount, which severance payment is contingent upon the Officer executing a release in a form acceptable to the Bank, such amount being paid in a lump sum within ten business days following the Effective Date of the release, equal to two weeks (2/52nds) of the Officer’s Annual Salary Compensation multiplied by the number of full years the Officer has been employed by the Employer; provided, however, such amount shall neither be less than two weeks (2/52nds) times the Officer’s Annual Salary Compensation (even if the Officer has been employed less than one full year) nor exceed twenty six weeks (26/52nds, or ½) times the Officer’s Annual Salary Compensation.

(b)       pay to the Employee, a cash severance amount, which severance payment is contingent upon the Employee executing a release in a from acceptable to the Bank, such amount being paid in a lump sum within ten business days following the Effective Date of the release, equal to one week (1/52nd) of the Employee’s Annual Salary Compensation multiplied by the number of full years the Employee has been employed by the Employer; provided, however, such amount shall not exceed 13 weeks (1/4 th) times the Employee’s Annual Salary Compensation.

(c)       pay to any Employee compensated on an hourly basis, a cash severance amount, which severance payment is contingent upon the Employee executing a release in a form acceptable to the Bank, such amount to be paid in a lump sum within ten business days following the Effective Date of the release, equal to one week (1/52nd) of such Employee’s Annual Hourly Compensation multiplied by the number of full years the Employee has been employed by the Employer; provided, however, such amount shall not exceed 13 weeks (13/52nds) times the Employee’s Annual Hourly Compensation.

4.02       Mitigation; Exclusivity of Benefits; No Re-Hire.

(a)       An Officer or an Employee shall not be required to mitigate the amount of any benefits hereunder by seeking other employment or otherwise, nor shall the amount of any such benefits be reduced by any compensation earned by the Officer or the Employee as a result of employment by another employer after the Date of Termination or otherwise.

(b)       No payments shall be due hereunder if payments are otherwise due to an Officer or Employee pursuant to the Change of Control Plan, or any specific change of control agreement. The specific arrangements referred to herein are not intended to exclude any other benefits which may be available to an Officer or an Employee upon a termination of employment with the Employer pursuant to employee benefit plans of the Employer or otherwise.

(c)       Employee agrees that he or she will not apply for, and shall not be eligible to be hired for re-employment with the Employer until at least the end of his or her Severance Period.

4.03       Withholding. All payments required to be made by the Employer hereunder to the Officer or the Employee shall be subject to the withholding of such amount, if any, relating to tax and other payroll deductions as the Employer may reasonably determine should be withheld pursuant to any applicable law or regulation.

ARTICLE V
ASSIGNMENT

An Officer or Employee may not assign or transfer any rights or benefits due hereunder.

ARTICLE VI
DURATION AND EFFECTIVE DATE OF PLAN

6.01       Duration. This Plan is subject to change or termination, in whole or in part, at any time without notice, in the Employer’s sale discretion.

6.02       Effective Date. This Plan shall be effective as of March 1, 2009.

ARTICLE VII
ADMINISTRATION

7.01       Duties of the Committee. The General Plan shall be administered and interpreted by the Committee, as appointed from time to time by the Board of Directors of the Bank pursuant to Section 7.02. The initial Committee shall consist of the Chief Operating Officer and Director of Human Resources of the Bank. The Committee shall have the authority to adopt, amend and rescind such rules, regulations and procedures as, in its opinion, may be advisable in the administration of the General Plan, including, without limitation, rules, regulations and procedures with respect to the operation of the General Plan. The interpretation and construction by the Committee of any provisions of the General Plan, and any rule, regulation or procedure adopted by it pursuant thereto, shall be final and binding in the absence of action by the Board of Directors of the Bank.

7.02       Appointment and Operation of the Committee. The members of the Committee shall be appointed by, and will serve at the pleasure of, the Board of Directors of the Bank. The Board from time to time may remove members from, or add members to, the Committee. The Committee shall act by vote or written consent of a majority of its members. Subject to the express provisions and limitations of the General Plan, the Committee may adopt such rules, regulations and procedures as it deems appropriate for the conduct of its affairs. It may appoint one of its members to be chairman and any person, whether or not a member, to be its secretary or agent.

7.03       Limitation on Liability. Neither the members of the Board of Directors of the Bank nor any member of the Committee shall be liable for any action or determination made in good faith with respect to the General Plan or any rule, regulation or procedure adopted by it pursuant thereto. If a member of the Board or the Committee is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of anything done or not done by him or her in such capacity under or with respect to the General Plan, the Bank shall, subject to the requirements of applicable laws and regulations, indemnify such member against all liabilities and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of he Bank and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

ARTICLE VIII
MISCELLANEOUS

8.01       Notice. For the purposes of this Plan, notices and all other communications provided for in this Plan shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed, with respect to the Bank, Secretary, NewAlliance Bank, 195 Church Street, New Haven, CT 06510 and with respect to an Officer or an Employee, to the home address thereof set forth in the records of the Bank at the date of any such notice.

8.02       Governing Law. The validity, interpretation, construction and performance of this Plan shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the State of Connecticut.

8.03       Nature of Employment and Obligations.

(a)       Nothing contained herein shall be deemed to create other than a terminable at will employment relationship between the Employer and an Officer or an Employee, and the Employer may terminate the Officer’s or the Employee’s employment at any time, subject to providing any payments specified herein in accordance with the terms hereof.

(b)       Nothing contained herein shall create or require the Employer to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that an Officer or Employee acquires a right to receive benefits from the Employer hereunder, such right shall be no greater than the right of any unsecured general creditor of the Employer.

8.04       Headings. The section headings contained in this Plan are for reference purposes only and shall not affect in any way the meaning or interpretation of this Plan.

8.05       Validity. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provisions of this Plan, which shall remain in full force and effect.

8.06       Regulatory Prohibition. Notwithstanding any other provision of this Plan to the contrary, any payments made to an Officer or Employee pursuant to this Plan, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. §1828(k)) and the regulations promulgated thereunder, including 12 C.F.R. Part 359.

8.07       Gender and Number. Whenever any words are used herein in the masculine, feminine or neuter gender, they shall be construed as though they were also used in another gender in all cases where they would so apply, and whenever any words are used herein in the singular or plural form, they shall be construed as though they were also used in the other form in all cases where they would so apply.

8.08.       Amendment. The Employer or any successor thereto may adopt such amendments to this Plan as may be necessary to avoid the imposition of any taxes or interest penalties pursuant to the provisions of Section 409A of the Code.

IN WITNESS WHEREOF, the Bank has caused this General Plan to be executed by their duly authorized officers as of March 1, 2009.

Attest:	NEWALLIANCE BANK

By: ___________________________________________________	By	/s/ Peyton R. Patterson
Name: _________________________________________________	Name:	Peyton R. Patterson
Title: Secretary	Title:	Chairman, President and Chief Executive Officer

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